Exhibit 99.1

Intersect ENT Reports Second Quarter 2015 Results

Revenue Increased 77% Year Over Year to $15.2 Million and Gross Margins Rise to 81%

MENLO PARK, Calif.—(BUSINESS WIRE)— Intersect ENT, Inc. (NASDAQ:XENT), a company dedicated to improving the quality of life for patients with ear, nose and throat conditions, today reported financial results for the second quarter ended June 30, 2015.

Recent Highlights

•	Achieved revenue of $15.2 million, an increase of 77% over Q2 2014.

•	Realized gross margin of 81%, versus 73% in Q2 2014.

•	Completed enrollment of the first cohort of 80 patients in the PROGRESS study, a randomized blinded multicenter trial to assess the safety and efficacy of the PROPEL® mini steroid releasing implant when used following frontal sinus surgery. This trial was designed to support an expanded indication for PROPEL mini, currently approved for use in the ethmoid sinus.

•	Commenced enrollment of the second cohort of 80 patients in the PROGRESS study, a prospective, randomized blinded multicenter trial to assess the safety and efficacy of NOVA when used following frontal sinus surgery. NOVA, an investigational device, is a bioabsorbable steroid releasing implant designed to prop open sinus ostia while delivering anti-inflammatory medication following surgical interventions in the operating room or office setting.

•	Continued to enroll patients in RESOLVE II, a 300-patient pivotal Phase III clinical study of the RESOLVE investigational steroid releasing implant designed to treat patients with recurrent sinus obstruction in the office setting.

•	Completed follow-on offering, issuing 4.1 million new shares raising gross proceeds of $103.0 million, or $96.4 million in net proceeds after underwriters’ discounts and expenses.

“Adoption of PROPEL and PROPEL mini continues to expand, and we estimate that more than 20,000 patients have benefitted from PROPEL steroid releasing implants so far this year,” stated Lisa Earnhardt, president and CEO of Intersect ENT. “In addition, we are advancing our clinical trials through completion of enrollment in the PROPEL mini study, on-plan enrollment of the RESOLVE II study, and commencement of our first pivotal study of NOVA. This progress together with the commercial growth of PROPEL supports our goal of providing solutions for chronic sinusitis patients across the continuum of care.”

Second Quarter Financial Results

Revenue for the second quarter of 2015 increased 77% to $15.2 million, from $8.6 million in the same period of 2014. This increase is attributable to higher unit sales driven by the acquisition of new accounts, expanded adoption by existing customers and a modest price increase implemented at the start of the year. Gross margin for the second quarter of 2015 was 81%, up from 73% in the same period of 2014. This increase in gross margin was due primarily to spreading the company’s manufacturing costs over higher production volumes.

Operating expenses for the second quarter of 2015 were $18.2 million, an increase of 70% compared to $10.7 million in the same period of 2014. The increase in operating expenses was driven primarily by growth in headcount, notably in sales and clinical staffing, an increase in clinical trial spending, as well as expenses associated with being a public company and stock-based compensation expense. The second quarter operating expenses included $1.2 million in stock-based compensation expense compared to $0.4 million in the same period of 2014.

Net loss for the second quarter of 2015 was $5.8 million, compared to $4.4 million for the second quarter of 2014. Second quarter 2015 basic and diluted net loss per share was $(0.23).

Cash, cash equivalents and short-term investments totaled $136.5 million as of June 30, 2015.

Conference Call

Intersect ENT will host a conference call today at 4:30 p.m. ET to discuss its second quarter 2015 results and business outlook. To access the conference call via the Internet, go to the “Investor Relations” page of the company’s web site at www.intersectENT.com. To access the live conference call via phone, dial 1-866-652-5200 and ask to join the Intersect ENT call. International callers may access the live call by dialing 1-412-317-6060.

A replay of the conference call may be accessed that same day after 8:00 p.m. ET at www.intersectENT.com or via phone at 1-877-344-7529 or 1-412-317-0088 for international callers. The reference number to enter the replay of the call is 10069564. The dial-in replay will be available for a week after the call and via the Internet for approximately one month.

About Intersect ENT

Intersect ENT, Inc. is dedicated to improving the quality of life for patients with ear, nose and throat conditions. The company markets two steroid releasing implants, PROPEL and PROPEL mini, clinically proven to improve surgical outcomes for patients with chronic sinusitis undergoing ethmoid sinus surgery. In addition, Intersect ENT is developing new steroid releasing implants designed to provide ENT physicians with even more customized options to treat patients with chronic sinusitis less invasively and more cost effectively. Chronic sinusitis is an inflammatory condition leading to debilitating symptoms and chronic infections, and is one of the most costly conditions to U.S. employers.

The NOVA and RESOLVE implants are investigational products and are not available for sale in the United States.

Forward-Looking Statements

The statements in this press release regarding Intersect ENT’s continued growth are “forward-looking” statements. These forward-looking statements are based on Intersect ENT’s current expectations and inherently involve significant risks and uncertainties. These statements include those related to the expanded indication for PROPEL mini, the advancement of clinical trials for Intersect ENT’s products, and Intersect ENT’s ability to provide solutions for chronic sinusitis patients across the continuum of care. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties which are described in the company’s filings on Form 10-K, Form 10-Q and the company’s other filings with the Securities and Exchange Commission (SEC) available at the SEC’s Internet site (www.sec.gov). Intersect ENT does not undertake any obligation to update forward-looking statements and expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein.

Intersect ENT, Inc.

Jeri Hilleman, 650-641-2105

ir@intersectENT.com

Intersect ENT, Inc.

Condensed Statements of Operations

(in thousands, except percentages and per share data)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenue	$15,198	$8,565	$28,570	$16,062
Cost of sales	2,904	2,320	5,696	4,680

Gross profit	12,294	6,245	22,874	11,382
Gross margin	81%	73%	80%	71%
Operating expenses:
Selling, general and administrative	14,117	8,291	26,737	14,949
Research and development	4,038	2,377	7,364	4,954

Total operating expenses	18,155	10,668	34,101	19,903

Loss from operations	(5,861)	(4,423)	(11,227)	(8,521)
Interest and other income (expense), net	48	41	76	(270)

Net loss	$(5,813)	$(4,382)	$(11,151)	$(8,791)

Net loss per share, basic and diluted	$(0.23)	$(2.36)	$(0.46)	$(4.84)

Weighted average common shares used to compute net loss per share, basic and diluted	25,015	1,860	24,256	1,817

Intersect ENT, Inc.

Condensed Balance Sheets

(in thousands)

(unaudited)

	June 30, 2015	December 31, 2014
Assets
Current assets:
Cash, cash equivalents and short-term investments	$136,495	$48,443
Accounts receivable, net	8,779	8,337
Inventory	3,200	2,547
Prepaid expenses and other current assets	1,314	951

Total current assets	149,788	60,278
Property and equipment, net	3,183	1,474
Other non-current assets	240	1,201

Total assets	$153,211	$62,953

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,512	$2,128
Accrued compensation	6,580	5,085
Other current liabilities	1,111	898

Total current liabilities	10,203	8,111
Deferred rent	1,283	1,030

Total liabilities	11,486	9,141
Total stockholders’ equity	141,725	53,812

Total liabilities and stockholders’ equity	$153,211	$62,953